Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-266227 and 333-269490 on Form S-8 of our report dated March 14, 2023, relating to the financial statement of Ivanhoe Electric Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/Deloitte LLP

Chartered Professional Accountants
Vancouver, Canada
March 14, 2023